Exhibit 4.20

SUPPLEMENTAL LETTER

To:Messrs Trust Navigation Corp.
c/o Eurobulk Ltd.
40, Agiou Konstantinou Str.,
Aethrion,
Maroussi,
Greece
30 December 2008

Dear Sirs

With reference to a loan agreement dated 29 October 2007 (the “Original Loan Agreement”) made between (i) TRUST NAVIGATION CORP., being a company incorporated under the laws of the Republic of Liberia as borrower (hereinafter called the “Borrower”) and (ii) ourselves, EFG Eurobank Ergasias S.A. being a banking corporation incorporated according to the laws of Greece as lender (the “Bank”) as same has been amended and/or supplemented pursuant to a first supplemental agreement dated 29th December 2008 made between the Borrower, Tiger Navigation Corp. of the Marshall Islands (the “Additional Corporate Guarantor”) and the Bank (the “First Supplemental Agreement” and together with the Original Loan Agreement, hereinafter called “the Loan Agreement”) in respect of a loan facility of (originally) US$15,000,000, we hereby confirm that we waive the application of Clause 7.4 of the Loan Agreement (as same has been amended pursuant to clause 4.2.8 of First Supplemental Agreement) in relation to the sale of the m,v loanna P. being of 35,746 tons gross, 23,739 tons net, currently registered under the flag of the Republic of Liberia with Official Number 13620 in the name of the Borrower and we hereby agree that in case of sale of the above mentioned vessel till the 28th February 2009, no prepayment of the Loan will take place and we furthermore hereby agree Clause 7.4 of the Loan Agreement to read as follows:

“7.4           Compulsory Prepayment

Unless the Bank agrees to accept substitute security in form and substance satisfactory to the Bank, in line with Clauses 13.5.2 and 13.5.3 hereof, the Borrower shall, within one hundred eighty (180) days of the Vessel becoming a Total Loss or such other later day as may be agreed in writing by the Bank, or upon the Vessel being sold, prepay the Loan together with accrued interest to the date of prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement and the other Security Documents (and if the Commitment or any portion thereof has not been drawn yet, it shall be reduced to zero).”

and to construe all references in the Loan Agreement to the Vessel” or “a Vessel” or “the Vessels” as references to the m.v. “TIGER BRIDGE” built in 1990, being of 24495 gross tons and of 10403 net tons currently registered under the Marshall Islands flag in the ownership of the Additional Corporate Guarantor.

Yours faithfully

/s/ Stavroula-Sotiria Hydreou

/s/ John Tsirikos

for and on behalf of

EFG EUROBANK ERGASIAS S.A.

Accepted and agreed

/s/ Stefania Karmiri
for and on behalf of

TRUST NAVIGATION CORP.

Dated 30th December 2008

COUNTERSIGNED this 30th day of December   2008 by each of the following Security Parties, which by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this supplemental letter, that it agrees in all respects to the same and that the Security Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

/s/ Stefania Karmiri
for and on behalf of

TIGER NAVIGATION CORP.

/s/ Stefania Karmiri
for and on behalf of

EUROSEAS LTD.